Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants of Union Bankshares, Inc., we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 13, 2015, with respect to the consolidated balance sheets of Union Bankshares, Inc. and Subsidiary as of December 31, 2014 and 2013, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for the years then ended, and the effectiveness of its internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of Union Bankshares, Inc. We also consent to the reference to our firm under the heading “EXPERTS” in this Registration Statement.

Portland, Maine
February 29, 2016